Exhibit 10.15

AMENDMENT NO. 1
TO
RESTRICTED STOCK AWARD AGREEMENT

This Amendment No. 1 to Restricted Stock Award Agreement (the “Agreement”) is made by and among Cal Dive International, Inc. (the “Company”) and Quinn J. Hébert, Scott T. Naughton, G. Kregg Lunsford and Lisa Manget Buchanan (each an “Employee,” and collectively “Employees”) effective as of December 19, 2007, pursuant to the Amended and Restated Cal Dive International, Inc. 2006 Long Term Incentive Plan (the “Plan”), which is incorporated by reference herein in its entirety.

WHEREAS, effective as of December 19, 2006, the Company granted to each of the Employees shares of restricted stock, subject to the terms and conditions of the Plan and the terms and conditions of a Restricted Stock Award Agreement (the “Original Agreement”) by and between the Company and each Employee; and

WHEREAS, all capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to such terms in the Original Agreement; and

WHEREAS, Section 4 of the Original Agreement provides that (i) with respect to 53% of the total Restricted Shares granted, the Forfeiture Restrictions would commence to lapse in increments of 20% per year starting on the first anniversary of the Grant Date, (ii) with respect to the remainder of the Restricted Shares, the Forfeiture Restrictions would commence to lapse with respect to a percentage of the Restricted Shares that would be determined by calculating the amount by which the percentage ownership of the Company’s Common Stock held by Helix  was reduced (whether resulting from a sale by Helix of additional shares of Company common stock or issuance by the Company of shares of its common stock to stockholders other than Helix) in equal increments over five years commencing with the first anniversary of one or more Sale Closing Dates; and (iii) the Forfeiture Restrictions would lapse as to 100% of the Restricted Shares once Helix no longer owns 51% or more of the total voting power of the Company’s Common Stock; and

WHEREAS, during the course of 2007, the Company issued shares of its Common Stock to employees, directors, and to the former stockholders of Horizon Offshore, and by the terms of Section 4(ii) of the Original Agreement, a Sale Closing Date would have been deemed to occur each time the Company issued such additional shares of Common Stock, thus commencing the lapsing of Forfeiture Restrictions as to a percentage of the Restricted Shares; and

WHEREAS, notwithstanding the provisions of the Original Agreement, it is the desire of the parties hereto to amend the Original Agreement to provide that, for each calendar year, all Sale Percentages resulting from Sale Closing Dates during the year shall be accumulated, and shall not be applied to the Restricted Shares until the earlier of (i) the date that the percentage ownership held by Helix is reduced by at least 2% or (ii) December 19 of the then current calendar year, until the Forfeiture Restrictions shall have commenced to lapse as to 100% of the Restricted Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.

Waiver.  The parties hereby agree that notwithstanding Section 4(a)(ii) of the Original Agreement, only a single Sale Closing Date shall have been deemed to have occurred with respect to all issuances of Company Common Stock between the Grant Date and the effective date of this Agreement, and such Sale Closing Date shall be December 19, 2007 (the “2007 Sale Closing Date”).  The Employees hereby waive the provisions of the Original Agreement that would have provided for an earlier lapsing of the Forfeiture Restrictions with respect to any percentage or percentages of their Restricted Shares and hereby agree that the Sale Percentage of their Restricted Shares as to which the Forfeiture Restrictions shall begin to lapse on the first anniversary of the 2007 Sale Closing Date shall be 28.4%.  Appendix A attached hereto sets forth the vesting details for each of the Employees.

2.

Amendment.  The parties also hereby agree to amend Section 4(a)(ii) of the Original Agreement to read in its entirety as follows:

With respect to the remainder of the Shares, the Forfeiture Restrictions shall lapse with respect to a percentage (each a “Sale Percentage”) of the Shares, in equal increments over five years commencing on the first anniversary of the date or dates (each a “Sale Closing Date”) on which the percentage ownership by Helix Energy Solutions Group, Inc. (“Helix”) of the Company’s Common Stock is reduced (whether resulting from a sale by Helix of additional shares of Company Common Stock or an issuance of the Company of shares of its Common Stock to stockholders other than Helix).  For ease of administration, notwithstanding the occurrence of one or more Sale Closing Dates during any calendar year, all Sale Percentages resulting from such Sale Closing Dates shall be accumulated throughout such calendar year and shall not be applied to the Restricted Shares until the earlier of (i) the Sale Closing Date that, when combined with any earlier Sale Closing Dates, results in a reduction by at least 2% of the percentage ownership by Helix of the Company’s Common Stock, or (ii) December 19 of the then current calendar year in question.  Notwithstanding the foregoing, the Forfeiture Restrictions with respect to any and all remaining Shares shall lapse in equal increments over five years commencing on the first anniversary of the date on which Helix no longer owns 51% or more of the total voting power of the Company’s Common Stock.  Further, notwithstanding the foregoing, upon the occurrence of a Change of Control, the Forfeiture Restrictions shall lapse as to 100% of the Shares.

Except as modified by this Amendment, the Original Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the Company and the Employees have each executed this Agreement all effective as of the date first above written.

CAL DIVE INTERNATIONAL, INC.

By:	/s/ William L. Transier
William L. Transier
Chair, Compensation Committee

EMPLOYEES:

/s/ Quinn J. Hébert
Quinn J. Hébert

/s/ Scott T. Naughton
Scott T. Naughton

/s/ G. Kregg Lunsford
G. Kregg Lunsford

/s/ Lisa Manget Buchanan
Lisa Manget Buchanan

APPENDIX A

VESTING SCHEDULE

With respect to the number of shares listed opposite each Employee’s name, representing 28.4% of the total shares granted, the forfeiture restrictions shall lapse in accordance with the following schedule:

Names	Number of Shares	Vesting Schedule
Quinn J. Hébert	54,615	20% per year commencing December 19, 2008
Scott T. Naughton	25,560	20% per year commencing December 19, 2008
G. Kregg Lunsford	16,231	20% per year commencing December 19, 2008
Lisa Manget Buchanan	14,942	20% per year commencing December 19, 2008
TOTAL	111,348